Exhibit 14.1






INDEPENDENT AUDITOR'S CONSENT



To the Board of Trustees of MUNICIPAL SECURITIES INCOME TRUST and Shareholders of FEDERATED PENNSYLVANIA MUNICIPAL INCOME FUND:


We consent to the incorporation by reference in this Registration Statement on Form N-14 of Federated Pennsylvania Municipal Income Fund (a portfolio of the Municipal Securities Income Trust) of our report dated October 13, 1997, included in the Prospectus of Federated Pennsylvania Municipal Income Fund for the year ended August 31, 1997, dated October 31, 1997, and to the references to us with in this Registration Statement.




Deloitte & Touche LLP

Pittsburgh, Pennsylvania
December 23, 1997